Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Palmetto Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statement of Palmetto Bancshares, Inc. on Form S-8 relating to the Palmetto Bancshares, Inc. 2008 Restricted Stock Plan, of our report dated March 11, 2008, relating to the consolidated balance sheets of Palmetto Bancshares, Inc. as of December 31, 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows, for the year then ended, which appears in the Annual Report on Form 10-K of Palmetto Bancshares, Inc. for the year ended December 31, 2007.

/s/ Elliott Davis, LLC

Greenville, South Carolina

August 11, 2008